As filed with the Securities and Exchange Commission on June 10, 2020

Registration No. 333-193726

Registration No. 333-219794

Registration No. 333-230341

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-193726

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-219794

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-230341

UNDER THE SECURITIES ACT OF 1933

STEMLINE THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	45-0522567
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

750 Lexington Avenue

Eleventh Floor

New York, New York 10022

(646) 502-2311
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ivan Bergstein, M.D.
President and Chief Executive Officer

Stemline Therapeutics, Inc.

750 Lexington Avenue

Eleventh Floor

New York, New York 10022

(646) 502-2311

(Name, address and telephone number of agent for service)

Copies to:

Philip Richter Maxwell Yim Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 (212) 859-8000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of Stemline Therapeutics, Inc. (the “Company”) on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement on Form S-3 (File No. 333-193726), registering up to $150,000,000 in aggregate offering price of shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), shares of preferred stock of the Company, par value $0.0001 per share (“Preferred Stock”), warrants to purchase Common Stock or Preferred Stock (“Warrants”), debt securities of the Company (“Debt Securities”), and units comprising of any combination of Common Stock, Preferred Stock, Warrants or Debt Securities (“Units”), filed with the Securities and Exchange Commission on February 3, 2014;

•	Registration Statement on Form S-3 (File No. 333-219794), registering up to $175,000,000 in aggregate offering price of shares of Common Stock, Preferred Stock, Warrants, Debt Securities and Units, filed with the Securities and Exchange Commission on August 8, 2017; and

•	Registration Statement on Form S-3 (File No. 333-230341), registering up to $250,000,000 in aggregate offering price of shares of Common Stock, Preferred Stock, Warrants, Debt Securities and Units, filed with the Securities and Exchange Commission on March 15, 2019.

On June 10, 2020, pursuant to that certain Agreement and Plan of Merger, dated as of May 3, 2020, by and among the Company, Berlin-Chemie AG, a company formed under the laws of Germany (“Parent”), and Mercury Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, by filing these post-effective amendments, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 10, 2020.

STEMLINE THERAPEUTICS, INC.

By:	/s/ Ivan Bergstein, M.D.
	Name:	Ivan Bergstein, M.D.
	Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.